CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

TRIUMPH GROUP, INC.
Triumph Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.
That the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Section “FOURTH”, Subsection “C.1.” in its entirety and by substituting in lieu of said paragraph the following:

“C.1. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and, by filing a statement pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; provided however, that any shares of Preferred Stock may only be issued by the Corporation (i) as consideration for the stock or assets of another corporation or in connection with a merger of the Corporation with or into another corporation or of another corporation with or into the Corporation or (ii) in connection with a plan intended to help avoid the imposition of certain limitations on the Corporation’s ability to fully use certain tax attributes, including, without limitation, the Tax Benefits Preservation Plan, dated as of March 13, 2019, by and between the Corporation and Computershare Trust Company, N.A., as may be amended or extended in accordance with its terms.”

2.
That the foregoing amendment to the Certificate of Incorporation has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 5th day of August, 2019.

Date: August 5, 2019			TRIUMPH GROUP, INC.
	By:	/s/	Jennifer H. Allen
Jennifer H. Allen
Senior Vice President, General Counsel and Secretary